Exhibit 5.1

November 13, 2017

Anthera Pharmaceuticals, Inc.

25801 Industrial Blvd., Suite B

Hayward, California 94545

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on November 13, 2017 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering of up to 28,613,474 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”) of Anthera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), to be sold by the selling stockholders listed in the Registration Statement under “Selling Stockholders” (the “Selling Stockholders”). The Shares include

•	2,306,737 Shares (the “Initial Closing Shares”) issued pursuant to a Securities Purchase Agreement dated October 23, 2017 (the “Purchase Agreement”);

•	7,625,741 Shares (the “Second Closing Shares”) to be issued to the Selling Stockholders pursuant to the Purchase Agreement;

•	2,067,522 Shares (the “Conversion Shares”) issuable upon conversion of Class Y Preferred Stock to be issued to the Selling Stockholders pursuant to the Purchase Agreement; and

•	16,613,474 Shares (the “Warrant Shares”) issuable upon exercise of warrants (the “Initial Closing Warrants”) issued and issuable pursuant to the Purchase Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Anthera Pharmaceuticals, Inc.

November 13, 2017

Based on the foregoing, we are of the opinion that:

The Initial Closing Shares have been duly authorized and validly issued and are fully paid and non-assessable, and the Second Closing Shares, Conversion Shares and Warrant Shares are duly authorized and, upon issuance and delivery against payment therefor in accordance with the Purchase Agreement, Class Y Preferred and Warrants, respectively, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP